Exhibit (d) (xi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K





                                    EXHIBIT K
                                     to the
                          Investment Advisory Contract

                           FEDERATED INSURANCE SERIES
                       Federated Strategic Income Fund II

         For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to
 .85 of 1% of the average daily net assets of the Fund.

         The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.85 of 1% applied to the daily net assets of the Fund.

         The advisory fee so accrued shall be paid to Adviser daily.

         Witness the due execution hereof this 1st day of June, 1999.


                         Federated Investment Management Company


                            By:  /s/ G. Andrew Bonnewell
                            Name: G. Andrew Bonnewell
                            Title:  Vice President


                           Federated Insurance Series


                          By:  /s/ J. Christopher Donahue
                          Name: J. Christopher Donahue
                          Title:  President